EXHIBIT 10.3

LINE LETTER

August 22, 2014
A-Mark Precious Metals, Inc.
429 Santa Monica Blvd, Suite 230
Santa Monica, Ca. 90401
Attention: Thor Gjerdrum
Ladies and Gentlemen:
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (the “Lender”) is pleased to inform you that the Lender has established for you, A-MARK PRECIOUS METALS, INC. (the “Company”), a U.S. $50,000,000 uncommitted line of credit available for loans pursuant to this Line Letter (this “Agreement”).
Each loan or other extension of credit shall be used only for the purpose of financing the Company’s inventory and trade accounts receivable arising from sale thereof to unaffiliated companies, unless otherwise agreed by the Lender.

Facilities:

The uncommitted line of credit shall be available by means of two facilities as follows:

Facility 1 – USD 0mln uncommitted bilateral secure transactional facility;

Facility 2 – USD 50mln participation in an uncommitted secured borrowing base facility (Facility 1 and Facility 2, collectively, the “Facilities” and individually a “Facility”). For the avoidance of doubt, Facility 1 is unavailable until such time as the Facility 1 amount is amended to be increased from zero.

All loans shall be payable on demand but in any event not later than 90 days after the date made, unless otherwise agreed in writing by the Lender.
The Company’s obligations to the Lender will be secured by a perfected security interest in all personal property of the Company. All other financial institutions which extend credit to the Company and which have security interests in personal property of the Company will enter into an intercreditor agreement with the Lender, in form and substance satisfactory to the Lender
(as amended, modified, supplemented or replaced from time to time, the “Intercreditor Agreement”).
The Company may request a loan at or before 11:00 a.m., New York City time, on the date the Company wishes to borrow (or the date (3) Business Days prior thereto), by delivering to the Lender a borrowing request substantially in the form of Exhibit A hereto. If the Lender agrees to make the requested loan or, the Lender will do so upon the terms and subject to the conditions contained herein and in the other Loan Documents (as defined below). The loans will be evidenced by a promissory note in substantially the form annexed hereto as Exhibit B (as amended, modified, supplemented or replaced from time to time, the “Note”). Each request for a loan shall be irrevocable.
In the event that at any time the outstanding principal amount of loans under a Facility shall exceed the maximum amount specified for such Facility as set forth above, the Company shall immediately pay outstanding loans in an amount sufficient to eliminate such excess.
In the event that at any time the loans owed to the Lender under Facility 1 exceed the Specific Collateral Limit (as defined in Exhibit D hereto), the Company shall immediately pay outstanding loans under Facility 1 in an amount sufficient to eliminate such excess.
In the event that at any time the loans made by the Lender under Facility 2 plus the sum of the principal amount of loans owed to other lenders from time to time party to the Intercreditor Agreement (each, an “Intercreditor Lender”), the maximum face amount of outstanding letters of credit issued by any Intercreditor Lender and reimbursement obligations with respect to drawings under any letter of credit issued by any Intercreditor Lender, shall exceed the Collateral Value as reported in the Collateral Report most recently delivered pursuant to the then current Collateral Value pursuant to paragraph (a)(iii) of Appendix A hereto (an “Excess”), the Company shall immediately, pay outstanding loans under Facility 2 and reimbursement obligations to the Lender and/or the Intercreditor Lenders in an amount sufficient to eliminate such Excess.
Documentation; No Commitment:
All promissory notes and other documents requested by the Lender in connection with this Agreement must be in form and substance satisfactory to the Lender. Also, the Lender asks the Company to note carefully that this is not a “committed” line of credit. No commitment fee will be charged, and the Lender may withdraw the line of credit at any time, with or without notice. Moreover, the Lender has no obligation to extend credit at any time, and the making of each loan shall be in the Lender’s sole discretion. NOTHING HEREIN CONTAINED, INCLUDING, WITHOUT LIMITATION, THE NEXT PARAGRAPH, THE EVENTS OF DEFAULT BELOW AND THE COVENANTS IN APPENDIX A, IS INTENDED TO OR SHALL MODIFY THE UNCOMMITTED NATURE OF THE CREDIT FACILITY OR SHALL IMPOSE ANY IMPLIED OBLIGATION ON THE LENDER TO EXTEND CREDIT AT ANY TIME.

Interest and Fees:
Without undertaking to make any loan, and without agreeing to any particular rate of interest or fees, the Lender notes for the Company’s information that:
(a)Loans under Facility 1 shall bear interest at a rate equal to not less than ___%* per annum in excess of the LIBOR, as defined in the Note, or 1.60% in excess of the Base Rate, as defined in the Note, as the Company shall elect.
(b)Loans under Facility 2 shall bear interest at a rate equal to not less than ___%* per annum in excess of the LIBOR, as defined in the Note, or ___%* in excess of the Base Rate, as defined in the Note, as the Company shall elect.
(c)All fees and expenses payable hereunder and all other amounts payable hereunder or under any Loan Document which are not paid when due shall, unless otherwise expressly provided in the Note, bear interest at a rate equal to not less than the Base Rate as defined in the Note plus ___%*. Such interest shall be payable by the Company on demand by the Lender.
Unless otherwise agreed, interest and fees will be calculated on the basis of the actual number of days elapsed over a year of 360 days and shall be non-refundable.
Representations and Warranties:
The Company hereby represents and warrants to the Lender that:
(a)    Organization. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware; there are no other jurisdictions in which the nature of its business requires it to be qualified to do business as a foreign corporation, except New York where it is duly qualified and in good standing; and the Company has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged.
Authorization. The execution, delivery and performance by the Company from time to time of each of this Agreement, the Note and each security agreement, pledge agreement, guarantee, agreement, instrument and other document related hereto or to any of the foregoing (collectively, the “Loan Documents” and each a “Loan Document”) in each case, to which it is a party, are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the certificate of incorporation or by‑laws or other organizational documents (such as any shareholders agreement) of the Company or (ii) any law or regulation or any contractual restriction binding on or affecting it or any of its assets or property;

(b)    Approvals. No authorization or approval, other action by or consent of, and no notice to or filing with, any governmental authority or regulatory body or any other person or entity is required for the due execution, delivery and performance by the Company of any of the Loan Documents;
(c)    Enforceability. This Agreement is, and each of the other Loan Documents when delivered to the Lender will be, duly executed and delivered by the Company and constitutes or will constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium or other laws affecting the enforceability of rights of creditors generally;
(d)    Financial Statements; No Material Adverse Change. The Company’s most recent financial statements which the Company has previously furnished to the Lender, fairly present the Company’s financial condition as of their date and the results of operations for the periods ended on such date, and are prepared in accordance with United States generally accepted accounting principles consistently applied; and since such date, there has been no event, circumstance or condition which has had a Material Adverse Effect; for purposes hereof, “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, income, property, condition (financial or otherwise), performance, operations or prospects of the Company, or the Company and its subsidiaries taken as a whole, (b) the ability of the Company or any subsidiary to perform any of its obligations under this Agreement or any of the other Loan Documents on a timely basis or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder;
(e)    Litigation. There is no pending or (to the best of the Company’s knowledge) threatened action or proceeding affecting the Company or any subsidiary of the Company before any court, governmental agency or arbitrator, and there is no governmental investigation or proceeding pending with respect to or affecting the Company or any such subsidiary in each case which (if adversely determined) could be expected to result in a Material Adverse Effect or result in loss, cost, liability or expense to the Company, or any such subsidiary in excess of $500,000 (or the equivalent thereof in another currency) in the aggregate with respect to all such actions, proceedings or investigations;
(f)    Compliance with Laws. The Company and its subsidiaries has complied and is in compliance with all applicable laws, regulations, ordinances, decrees and other similar documents and instruments of all governmental authorities, courts, bureaus and agencies, domestic and foreign;
(g)    Subsidiaries and Affiliates. On the date hereof, the Company has no subsidiaries except as set forth in Exhibit C hereto, and said Exhibit C accurately lists all companies and individuals which directly or indirectly own or control the Company and all subsidiaries of such companies and individuals (such companies, individuals and subsidiaries of the Company and of such companies and individuals, whether or not set forth on Exhibit C, are referred to, collectively, as “Affiliates”); for purposes hereof, “control” means the power, directly or indirectly, either to (a) vote 10% or more of the securities or other equity interests having ordinary voting power for the election of directors or managers of a person or (b) direct or cause the direction of the management and policies of such person, whether by contract or otherwise;
(h)    Investment Company Act; Other Legal Restrictions. None of the Company or any of its subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 (as amended from time to time) or is subject to any law or regulation limiting its ability to incur or pay the obligations under this Agreement and the other Loan Documents;
(i)    Regulation U. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any loan, letter of credit or other credit extension will be used to purchase or carry any margin stock or to so extend credit to others for the purpose of purchasing or carrying any margin stock; following application of the proceeds of each loan, letter of credit or other credit extension, not more than 25 percent of the value of the assets of the Company or the Company and its subsidiaries on a consolidated basis will be margin stock;
(j)    Disclosure. No representation, warranty or statement contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to the Lender by or on behalf of the Company for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to the Company that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby;
(k)    Sanctions/Anti Corruption.
(i) Neither the Company nor any of its Affiliates is in violation of any Anti-Terrorism Laws or Sanctions or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws or Sanctions.
(ii) Neither the Company nor any of its Affiliates or any director, officer, employee, agent or affiliate of any Obligor or any of its Affiliates is a person (each such person, a “Sanctioned Person”) that is, or is owned or controlled by persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently Cuba, Iran, North Korea, Sudan and Syria.
(iii) The Company will not, directly or indirectly, use the proceeds of the loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the loans, whether as underwriter, advisor, investor, or otherwise).
(iv) No part of the proceeds of the loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended;
(v) As used herein, “Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing; “Sanctions” means any sanctions administered by or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Netherlands, or other relevant sanctions authority.
(l)    Liens. The Company has no Liens (as defined in Appendix A) on its assets other than those contemplated by the Intercreditor Agreement; and
(m)    No conflict. The execution, delivery and performance by the Company of this Agreement does not conflict with any other agreement to which the Company is bound.
Each of the making by the Company of any request for a loan or other credit extension and the receipt by the Company of the proceeds or the benefit of such loan or other credit extension requested in such request, shall constitute a representation and warranty by the Company that (x) the representations and warranties set forth herein and in each of the other Loan Documents are true and correct on and as of the date of such request and the date of such credit extension before and after giving effect thereto as if made on each such date; and (y) prior to and after the making of such loan or other credit extension, no Event of Default (as defined in the Note or such event or condition, which, with the passage of time or the giving of notice or both, would become an Event of Default, has occurred and is continuing.
Covenants:
By using this facility, the Company agrees that it will comply with the provisions in Appendix A attached hereto and made a part hereof so long as this line of credit or any credit extended by the Lender to the Company remains outstanding. The Company’s undertaking to comply with the terms of this Agreement does not in any way affect the uncommitted nature of the credit facility established by the Lender in the Company’s favor or the demand nature of any credit extended to the Company.

Event of Default:
Without limiting the right of the Lender to demand payment of loans or other extensions of credit or the right of the Lender to terminate this Agreement and/or decline to make any loan or other extensions of credit hereunder, if any Event of Default (as defined in the Note) (each an “Event of Default”) shall occur and be continuing, the Lender may, by notice to the Company, declare all loans and any other extension of credit and all accrued interest thereon to be forthwith due and payable, whereupon the loans, all such interest shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that in the event of the occurrence of any Event of Default set forth in clause (i) of the definition of such term contained in the Note, the loans and such interest shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.
Setoff:
The Company hereby expressly authorizes the Lender, at any time and from time to time, without notice to the Company or to any other person or entity, any such notice being expressly waived by the Company, to set-off and apply any and all deposits (general or special) and other indebtedness or sums at any time held, credited or owing by COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND” (including all of its branches and agencies) to or for the credit or account of the Company, in any currency and whether or not due, to the payment of the Company’s liabilities and obligations under this Agreement and the other Loan Documents, irrespective of whether or not the Lender shall have made any demand hereunder or thereunder and although said obligations or liabilities, or any of them, shall be contingent or unmatured.
Miscellaneous:
(a)    This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The Company hereby agrees that any legal action or proceeding against the Company with respect to this Agreement and the other Loan Documents may be brought in the courts of the State of New York in The City of New York or of the United States of America for the Southern District of New York as the Lender may elect, and, by execution and delivery hereof, the Company accepts and consents to, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Lender in writing, with respect to any claim, action or proceeding brought by it against the Lender and any questions relating to usury. The Company agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York as in effect from time to time shall apply to this Agreement and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. Nothing herein shall limit the right of the Lender to bring proceedings against the Company in any other jurisdiction. The Company irrevocably consents to the service of process in any such legal action or proceeding by personal delivery or by the mailing thereof by the Lender by registered or certified mail, return receipt requested, postage prepaid, to the address specified in the Lender’s records, such service of process by mail to be deemed effective on the fifth day following such mailing. The Company agrees that a final judgment in any such legal action or proceeding shall be conclusive and may be enforced in any manner provided by law
(b)    AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE COMPANY AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS THE COMPANY AND THE LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COMPANY OR THE LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO EXTEND CREDIT TO THE COMPANY. No claim may be made by the Company against the Lender or the affiliates, officers, directors, employees or agents of the Lender for any special, indirect, punitive or consequential damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to any loan or other transaction contemplated by this Agreement or the other Loan Documents, or any act, omission or event occurring in connection with any of the foregoing, and the Company hereby waives, releases and agrees not to sue upon any claim for any such damages. Neither the Lender nor any other person or entity referred to in the preceding sentence shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by the Lender or such other person or entity through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(c)    The Company agrees to pay on demand all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, of any nature incurred or paid by the Lender in connection with this Agreement or any other Loan Document, including, without limitation, such costs and expenses as may arise from the preparation, execution, delivery, administration, interpretation, protection, enforcement or collection of this Agreement, the Note, and all other Loan Documents and the costs and expenses of examination and audit of the Company’s books and (subject to clause (b) of Appendix A hereto) records and of any collateral security for the loans or of defending any claim, action or proceeding asserted or commenced by the Company against the Lender. The provisions of this paragraph (c) shall survive the termination of the Loan Documents and the repayment of all liabilities to the Lender.
(d)    The Company shall defend, indemnify and hold harmless the Lender, its affiliates, directors, officers, agents, employees, participants and assignees, from and against any and all claims, suits, actions, causes of action, debts, liabilities, damages, losses, obligations, charges, judgments, costs and expenses of any nature whatsoever, including, without limitation, attorneys fees and expenses, to the extent caused by or arising from (i) the execution or delivery of this Agreement or any other Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties of their obligations under the Loan Documents or any such other agreement or instrument, or the consummation of the transactions contemplated by the Loan Documents, (ii) any loan or the use of proceeds thereof, (iii) any liabilities of the Company, (iv) any loss, damage or injury resulting from any hazardous material and/or (v) any actual or prospective claim, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the Company or any other person or entity, and regardless of whether any of the foregoing indemnitees is a party thereto; provided that the foregoing indemnification shall not extend to claims, suits, actions, causes of action, debts, liabilities, damages, losses, obligations, judgments, costs and expenses to the extent caused by the gross negligence or willful misconduct of the Lender as determined by a final and nonappealable judgment of a court of competent jurisdiction. This indemnification provision shall survive the termination of the Loan Documents and the repayment of all liabilities to the Lender.
(e)    All notices and other communications provided for hereunder and under the other Loan Documents shall be in writing and except as otherwise specified in any other Loan Document, mailed, telecopied or delivered, if to the Company, at its address at Santa Monica Blvd, Suite 230, Santa Monica, Ca. 90401, Attention: Thor Gjerdrum (telecopier no. 310-260-0368) and if to the Lender, at its address at 16th Floor, 10 Exchange Place, Jersey City, New Jersey, 07302 Attention: Corporate Services (telecopier no. 201-499-5326) with a copy to the Lender at 245 Park Avenue, New York, New York 10167, Attention: Trade Commodity Finance (telecopier no. 212-916-3731); or as to each party, at such other address or telecopy number as shall be designated by such party in a written notice to the other party. Except as otherwise specified in any Loan Document, all such notices and communications shall, when mailed (postage prepaid), telecopied with evidence of transmission, or sent by hand delivery or other courier or delivery service, be effective when telecopied or delivered to the recipient, or five Business Days after being deposited in the mails. The Lender may act upon facsimile or other electronically transmitted instructions or requests which are received by the Lender from person(s) purporting to be, or which instructions or requests appear to be, authorized by the Company. The Company further agrees to indemnify and hold the Lender harmless from any claims by virtue of the Lender’s acting upon such facsimile or other electronically transmitted instructions or requests as such instructions or requests were understood by the Lender. In the event the Company sends the Lender a manually signed confirmation of the previously sent facsimile or other electronically transmitted instructions or requests, the Lender shall have no duty to compare it against the previous instructions or requests received by the Lender nor shall the Lender have any responsibility should the contents of the written confirmation differ from the facsimile or other electronically transmitted instructions or requests as acted upon by the Lender.
(f)    All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistently applied, except as otherwise stated herein.
(g)    The powers, rights and remedies of the Lender specified in this Agreement and the other Loan Documents are cumulative and in addition to any other powers, rights and remedies that the Lender may otherwise have under any other agreement and under applicable law. No amendment, modification, termination, waiver or discharge, in whole or in part, of any provision of this Agreement or any other Loan Document to which the Company is a party, nor consent to any departure by the Company therefrom, shall be effective, unless the same shall be in writing and signed by the Company and the Lender. Any such amendment, modification, termination, waiver, discharge or consent shall be effective only in the specific instance and for the purpose for which given. No amendment, modification, termination, waiver, discharge or consent agreed to by the Lender shall, of itself, entitle the Company to any other or further amendment, modification, termination, waiver, discharge or consent in similar or other circumstances. No notice to or demand on the Company in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.
(h)    This Agreement and the other Loan Documents embody the entire agreement and understanding between the Lender and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
(i)    This Agreement and the other Loan Documents shall be binding on the Company and its successors and assigns, and shall inure to the benefit of the Lender and its successors and assigns, provided that the Company shall not have the right to assign its rights or obligations hereunder or thereunder or any interest herein or therein without the Lender’s prior written consent and any purported assignment by the Company without such consent shall be void and of no force or effect. In the event the Lender notifies the Company of any assignment by the Lender of its rights and obligations, if any, under this Agreement and the other Loan Documents (without any obligation of the Lender to do so), (a) such assignment shall be effective on the date set forth in such notice, (b) such assignee shall succeed to and assume all of the Lender’s rights and obligations, if any, under this Agreement and, the other Loan Documents, and (c) the Lender shall be released from all of such obligations.
(j)    No delay on the part of the Lender in exercising any powers, rights or remedies hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such powers, rights or remedies preclude, limit or impair other, further or future exercise thereof, or the exercise of any other power, right or remedy.
(k)    This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the parties may appear on separate counterparts with the same effect as if on the same counterpart. Telecopied signatures on this Agreement, the other Loan Documents and any amendments thereto shall be binding on the Company to the same extent as originally signed signature pages.
(l)    If any provision of this Agreement is invalid or unenforceable under the laws of any jurisdiction, then, to the fullest extent permitted by law, (i) such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating or affecting the enforceability of the remainder of such provision or the remaining provisions of this Agreement; and (ii) such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction.
(m)    The Company consents, without notice to or further assent by it, that the terms of this Agreement or any other Loan Document or any collateral for any of the obligations under this Agreement or any other Loan Document may from time to time, in whole or in part, be renewed, extended, modified, waived, compromised, or settled for cash, credit or otherwise upon any terms and conditions the Lender may deem advisable, and that the Lender may discharge or release any party from its obligations hereunder or any other Loan Document, and that any collateral may from time to time, in whole or in part, be exchanged, sold, released or surrendered by the Lender, all without in any way releasing the obligations of the Company hereunder or under any other Loan Document, and agrees that no such action or failure to act on the part of the Lender shall in any way affect or impair the obligations of the Company or be construed as a waiver by the Lender of, or otherwise affect, its right to avail itself of any remedy hereunder or under any other Loan Document.
(n)    The Company agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Lender to be payable in connection with this Agreement or any other Loan Document or the transactions pursuant to or in connection herewith and therewith, and the Company agrees to save the Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.
(o)    The Company’s obligations under this Agreement and the other Loan Documents shall be absolute, irrevocable and unconditional and shall be paid and performed strictly in accordance with the terms of this Agreement or such other Loan Document under any and all circumstances.
(p)    The Lender hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Lender to identify the Company in accordance with the terms of the USA PATRIOT Act. If the Company obtains any actual knowledge or receives any written notice that the Company or any of their respective Affiliates or subsidiaries is named on the OFAC List (an “OFAC Event”), the Company shall (i) promptly give written notice to the Lender of such OFAC Event and (ii) comply with all applicable laws, regulations and orders with respect to such OFAC Event (regardless of whether the party included on the OFAC List is located within the jurisdiction of the United States of America), and the Company hereby authorizes and consents to the Lender taking any and all steps the Lender deems necessary, in the Lender’s sole discretion, to avoid violation of all applicable laws, regulations and orders with respect to any such OFAC Event (including the freezing and/or blocking of assets and reporting such action to OFAC).
(q)    Section headings in this Agreement are included for convenience of reference only and shall not constitute part of this Agreement for any other purpose or be given any substantive effect.
(r)    Deposits and credit balances at the Lender are NOT insured by the Federal Deposit Insurance Corporation (the “FDIC”) or by any other U.S. government agency. By executing this letter, the Company acknowledges its initial deposit or credit balance and all future deposits and credit balances will NOT be INSURED BY THE FDIC.
If the foregoing accurately reflects the understanding between us, kindly execute the enclosed copy of this letter in the space provided below and return it to us, whereupon this letter shall constitute a binding agreement between us.
Very truly yours,
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH

By:    /s/
Name:
Title:
By:    /s/
Name:
Title:

ACCEPTED AND AGREED TO:
A-MARK PRECIOUS METALS, INC.
By:    /s/
Name:
Title:
By:    /s/
Name:
Title:
Appendix A
The Company hereby covenants that while this Agreement remains in effect or any amount is outstanding in respect of any loan, letter of credit or other obligation to the Lender, the Company shall:
(a)    Reporting Requirements. (i) Annual Financial Statements. Furnish the Lender, as soon as available and in any event within 90 days after the close of each of the Company’s fiscal years, with the Company’s consolidated and consolidating financial reports, certified in the case of the consolidated statements without qualification by independent certified public accountants, in form and substance satisfactory to the Lender, as of the end of and for such period including balance sheets and related profit and loss and surplus statements and statements of cash flows;
(ii)    Monthly Financial Statements. Furnish the Lender, as soon as available and in any event within 30 days after the close of each month in each fiscal year, with unaudited consolidated and consolidating balance sheets and income statements and statements of cash flows of the Company, certified as accurate and complete by an authorized officer of the Company in form and substance satisfactory to the Lender, a management discussion of operating results and a compliance certificate, all in form and substance satisfactory to the Lender;
(iii)    Collateral Reports. Furnish the Lender the Collateral Report pursuant to the terms of the Intercreditor Agreement;
(iv)    Evidence of Insurance. Furnish the Lender with evidence of renewal of each insurance policy of the Company (including, without limitation, credit insurance and marine insurance or other marine coverage) and copies of the renewed credit insurance policy and marine insurance policy (or other marine coverage) prior to the expiration thereof;
(v)    Other Information. Furnish the Lender with copies of monthly statements from all banks, commodity brokers and other financial institutions at which the Company maintains any accounts from time to time and such other information respecting the condition and operations, financial or otherwise, of the Company or any subsidiaries or Affiliates as the Lender may from time to time request;
(b)     Audits by the Lender. Permit the Lender and its representatives to conduct collateral audits at the Company’s expense on such dates and at such times as the Lender shall determine in its sole discretion, provided that unless there is an Event of Default, the Lender shall not conduct more than one such audit in any calendar year.
(c)    Dispositions. Not, and not permit any of its subsidiaries to, sell, lease, transfer or otherwise dispose of any of its assets or any inventory, except (i) sales of inventory in the ordinary course of business and (ii) sales and dispositions of obsolete equipment no longer necessary or useful in the Company’s or such subsidiary’s business;
(d)    Merger and Consolidation. Not merge into or consolidate with or into any corporation or other entity, nor permit any of its subsidiaries to do so, without the prior written consent of the Lender;
(e)    Restricted Payments. Not declare or make at any time any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any capital stock, equity or membership interests of the Company or purchase, redeem or otherwise acquire for value any capital stock, equity or membership interests of the Company or any warrants, rights or options to acquire such capital stock, equity or membership interests, now or hereafter outstanding, without the prior written consent of the Lender, not to be unreasonably withheld, and not permit any of its subsidiaries to do any of the foregoing with respect to its own capital stock, equity or membership interests except for the payment of dividends and the making of distributions to the Company, provided that so long as (A) both no Event of Default shall have occurred and be continuing or would exist after giving effect thereto and the Lender shall not have declared the Company’s obligations to be due and payable pursuant to the Loan Documents, and (B) the Company is an S corporation under the Internal Revenue Code (or otherwise regarded as a flow-through or conduit for tax purposes under the Internal Revenue Code), the Company shall be permitted to pay quarterly dividends to its members in amounts sufficient to pay federal, state and local income taxes payable by such members and arising solely from their ownership of equity interests in the Company and the Company shall give notice of such dividend within 30 calendar days of the declaration thereof;
(f)    Financial Covenants. (i) Not permit at any time the Working Capital of the Company to be less than $35,000,000; as used herein, “Working Capital” shall mean at any time as to any person or entity as of the date of determination thereof, the excess of current assets (less any current assets deemed unacceptable by the Lender in its sole discretion) over current liabilities, each determined in accordance with United States generally accepted accounting principles, consistently applied;
(ii)    not permit at any time the sum of Tangible Net Worth plus Subordinated Debt of the Company to be less than $35,000,000. As used herein, “Tangible Net Worth” shall mean at any time as to any person or entity as of the date of determination thereof, the excess of paid in common stock, plus other paid in capital, plus retained earnings, in each case, determined in accordance with United States generally accepted accounting principles, consistently applied, and less the sum of (without duplication):
(A)    the total book value of all assets of such person or entity and its subsidiaries properly classified as intangible assets under United States generally accepted accounting principles, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, rights with respect to the foregoing, organizational or developmental expenses, and all unamortized debt discount and expense; plus
(B)    all amounts representing any write-up in the book value of any assets of such person or entity or its subsidiaries resulting from a revaluation thereof subsequent to December 31, 2013; plus
(C)    to the extent otherwise included in the computation of Tangible Net Worth, any subscriptions receivable; plus
(D)    investments in and receivables and other obligations from subsidiaries and other Affiliates; plus
(E)    any deferred charges, deferred taxes, prepaid expenses and treasury stock;
and “Subordinated Debt” shall mean all indebtedness of the Company which is subordinated on terms and conditions (including, without limitation, the identity of the creditor) satisfactory to the Lender to all of the Company’s obligations and indebtedness to the Lender;
(iii)    not permit at any time the ratio of (i) total obligations and liabilities of the Company (less Subordinated Debt), to (ii) Tangible Net Worth plus Subordinated Debt to exceed 6.00 to 1.0.
(g)    Existence. Preserve its corporate existence and all licenses, registrations and permits necessary for the conduct of its business, maintain its properties in good repair, working order and condition, continue in the same lines of business and conduct its business substantially as it is being conducted now, and cause each of its subsidiaries to do all of the foregoing;
(h)    Insurance. Maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it conducts its business; maintain in full force and effect at all times credit insurance with respect to all accounts receivable and marine insurance or other marine coverage in an amount acceptable to the Lender; take all steps necessary to assure that subject to deductibles and co-insurance, the full amount of any such insured account receivable will be paid under such policy; and cause all such insurance policies to contain loss payable endorsements and additional insured clauses satisfactory to the Lender in its sole discretion;
(i)    Compliance with Laws. Comply, and cause each of its subsidiaries to comply, in all material respects with applicable law and regulations;
(j)    Notice of Defaults. As soon as possible and in any event within five Business Days after the occurrence of each Event of Default and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, deliver to the Lender a statement of the chief financial officer of the Company setting forth details of such Event of Default or event and the action which the Company has taken and proposes to take with respect thereto;
(k)    Pari Passu Status. Take all action necessary to insure that the Company’s obligations under the Loan Documents rank and will continue to rank at least pari passu in respect of priority of payment with its highest ranking indebtedness except as otherwise provided in the Intercreditor Agreement;
(l)    Notice of Material Adverse Effect. Promptly notify the Lender of any event, circumstance or condition that had or could be expected to have a Material Adverse Effect;
(m)    Location of Offices; Conduct of Business. Not move the Company’s chief executive office or chief place of business, change its name, type or place of organization or organizational identification number, or conduct its business in any name other than as set forth on the signature page hereto, except with the prior written consent of the Lender or conduct any other business thant that which is conducted on the date hereof;
(n)    Organizational Documents. Not (and not permit any of its subsidiaries to) amend its articles of organization, certificate of incorporation or by-laws or other organizational documents without the prior written consent of the Lender;
(o)    Affiliate Transactions. Not (and not permit any of its subsidiaries to) directly or indirectly: (a) make any investment in or loan or extension of credit to an Affiliate (as defined in paragraph (h) under the caption “Representations” in this Agreement); (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including guarantees and assumptions of obligations of an Affiliate, management and consulting agreements and payment of management fees); provided, however, that: (i) any Affiliate who is a natural person may serve as an employee, officer or director of the Company or a subsidiary and receive reasonable compensation for his services in such capacity;(ii) the Company or a subsidiary may enter into any transaction with an Affiliate providing for the purchase of inventory in the ordinary course of business if (x) the monetary or business consideration arising therefrom would be substantially as advantageous to the Company or such subsidiary as the monetary or business consideration that would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate; and (y) the Company shall have given the Lender prior notice of the terms of such transaction and copies of all documents relating thereto as the Lender shall request and (iii) the Company may make loans to Collateral Finance Corporation (“CFC”) provided such loans are subject to the liens of the Lender and the Intercreditor Lenders (the “CFC Loans”);
(p)    Indebtedness. Not (and not permit any subsidiary to) incur or permit to exist any liabilities or indebtedness for borrowed money or in respect of letters of credit or bankers acceptances, except to the Lender and to banks and financial institutions party to the Intercreditor Agreement;
(q)    Loans and Other Investments. Not (and not permit any subsidiary to) make or permit to exist any loan, extension of credit, advance or investment (collectively, “Investments”) to or in any person or entity, or any guarantee thereof, other than (i) accounts receivable arising in the ordinary course of business and investments in cash and cash equivalents, (ii) the CFC Loans, (iii) those Investments disclosed on the Company’s audited financial statements for fiscal year end 2013 and (iv) additional Investments that do not exceed $2,500,000 at any one time outstanding;
(r)    Liens. Not, and not permit any of its subsidiaries to, create or permit to exist any mortgage, charge, lien or other encumbrance (each a “Lien” and collectively “Liens”) with respect to any of its assets, other than liens consented to by the Lender in writing and liens in favor of banks and financial institutions party to the Intercreditor Agreement;
(s)    Guaranties. Not and not permit any of its subsidiaries to assume, endorse, be or become liable for, or guarantee, the obligations of any person or entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire indebtedness or obligations of any other person or entity, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person or entity to make payment of indebtedness or obligations, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the indebtedness or obligations of another person or entity, or to supply funds to or in any manner invest in another person or entity in connection with its indebtedness or obligations;
(t)    Account Control; Notification of Account Debtors. (i) Cause all of the Company’s and its subsidiaries’ deposit accounts, securities accounts and commodity trading accounts to be maintained at financial institutions approved by the Lender and, except in the case of payroll accounts and operating accounts, within ten (10) days after request from the Lender cause any or all such accounts to be subject to Deposit Account Control Agreement (as defined in the Intercreditor Agreement).
(ii)    Notify each account debtor under accounts receivable now or hereafter constituting collateral of the Lender’s security interest in such accounts receivable and instruct, and use its commercially reasonable efforts to cause, each account debtor of such an account receivable and, if applicable, the person or entity providing credit support with respect thereto, to make all payments payable to the Company in respect of such account receivable and support an Assigned Bank Account (as defined in the Intercreditor Agreement).
(u)    Capital Expenditures. Not make any capital expenditures in excess of $1,000,000.00 (or the equivalent thereof in another currency) in any calendar year.

EXHIBIT A
FORM OF BORROWING REQUEST
[Date]
COÖPERATIEVE CENTRALE
RAIFFEISEN-BOERENLEENBANK B.A.,
“RABOBANK NEDERLAND”, NEW YORK BRANCH
16th Floor
10 Exchange Place
Jersey City, New Jersey, 07302
Attention: Corporate Services

Re:	A-Mark Precious Metals Inc.
Ladies and Gentlemen:
This Borrowing Request is delivered to you pursuant to the line letter agreement dated as of August 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Line Letter”), between A-Mark Precious Metals Inc. (the “Company”) and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH (the “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Promissory Note dated August 22, 2014 (as amended, supplemented or otherwise modified from time to time) made by the Company.

The Company hereby irrevocably requests a loan in the amount of $____________.
The loan is being made under [Facility 1][Facility 2].
The requested borrowing date is __________ __, _____.
The maturity date of the loan will be _________ __, ____.
The loan will bear interest at the rate specified below plus the margin set forth in the Line Letter:
□    LIBOR
□    the Base Rate
The Interest Period requested by the Company for the loan will be:
□    one month.
□    three months.
□    six months.
□    _________________________ [specify]
The Company hereby represents and warrants as of the date that the loan being requested hereby is made that (i) each of the representations and warranties made by the Company in the Line Letter are true and correct in all material respects on and as of such date as if made on such date, except for those representations and warranties that by their terms were made as of a specified date, which shall be true and correct in all material respects on and as of such specified date, and (ii) no Event of Default (as defined in the Line Letter) or event that with the lapse of time or giving of notice or both would constitute an Event of Default has occurred and is continuing as of such date or after giving effect to the loan being requested hereby, and (iii) in the case of Facility 2, after giving effect to the loan requested hereunder, no Excess (as defined in the Line Letter) will exist.
[Signature page follows]
The Company has caused this Borrowing Request to be executed and delivered, and the representations and warranties contained herein to be made, by a duly authorized representative as of the date first mentioned above.
A-MARK PRECIOUS METALS INC.
By:
Name:
Title:
By:
Name:
Title:

EXHIBIT B
[Form of Note]
EXHIBIT C
List of Subsidiaries and Affiliates
Collateral Finance Corporation
Transcontinental Depository Services, LLC
A-Mark Trading AG

EXHIBIT D
Specific Collateral Limit

“Specific Collateral Limit” means, without duplication, at any time 90% of the Value at such time of Eligible Inventory owned by the Company and to the extent such Eligible Inventory is sold, any Eligible Account arising from such sale.
“Eligible Account” means a Trade Receivable (as defined in the Intercreditor Agreement) owed by an Eligible Buyer which is subject to the Specific Security Interest (as defined in the Intercreditor Agreement) of the Lender and which is otherwise acceptable to the Lender in its sole discretion.
“Eligible Buyer” with respect to the account party for any Trade Receivable (as defined in the Intercreditor Agreement), (A)(i) such account party is rated BBB or better by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc or Baa2 or better by Moody’s Investor Services, Inc. or (ii) such account party has provided to the Lender a letter of credit issued by a financial institution acceptable to the Lender and supporting such Trade Receivable or (iii) such account party has provided to the Lender an insurance policy acceptable to the Lender and supporting such Trade Receivable and which policy shall name the Lender as loss payee or additional named insured and (B) such account party is otherwise acceptable to the Lender in its sole discretion.
“Eligible Inventory” means Dore, Concentrates (each as defined in the Intercreditor Agreement) (and similar mining products) and precious metals scrap of the Company subject to the Specific Security Interest (as defined in the Intercreditor Agreement) of the Lender, which is (i) located at warehouses, depositories and/or refineries acceptable to the Lender, (ii) covered by insurance policy acceptable to the Lender, which insurance covers performance risk and names the Lender as loss payee or additional named insured, (iii) hedged (with a collateral assignment of such hedge to the Lender) or presold to an Eligible Buyer (with a collateral assignment of such the sales contract with such Eligible Buyer to the Lender), (iv) not held more than 45 days from presentation of holding certificate/verification receipt of preliminary assay, (v) covered by satisfactory Title Documents, and (vi) otherwise acceptable to the Lender in its sole discretion.
“Title Documents” means 3/3 bills of lading consigned to order where applicable, negotiable or non-negotiable warehouse receipts, pool receipts or holding certificates pledged to the Lender and covered by an insurance policy acceptable to the Lender order which the Lender is named loss payee or additional named insurance.
“Value” means with respect to Eligible Inventory that is hedged, the market value thereof and with respect to Eligible Inventory that is presold, the lower of cost and market.